                                                                     EXHIBIT 2.2




                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                           SILVERSTREAM SOFTWARE, INC.


                                 OBJECTERA, INC.



                                       AND



                               THE STOCKHOLDERS OF
                                 OBJECTERA, INC.




                                December 13, 1999

                                TABLE OF CONTENTS

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                                                                                                             ----
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ARTICLE I  PURCHASE AND SALE OF THE COMMON SHARES.........................................................     2
         1.1      Purchase of the Common Shares from the Company Stockholders.............................     2
         1.2      Purchase Price..........................................................................     2
         1.3      The Closing.............................................................................     4
         1.4      Further Assurances......................................................................     5

ARTICLE IIA  REPRESENTATIONS AND WARRANTIES REGARDING
         THE COMMON SHARES................................................................................     5
         2A.1     Ownership of Common Shares..............................................................     5
         2A.2     Authority...............................................................................     6
         2A.3     Noncontravention........................................................................     6
         2A.4     Investment Representations..............................................................     6

ARTICLE IIB  REPRESENTATIONS AND WARRANTIES REGARDING
         THE COMPANY......................................................................................     7
         2B.1     Organization, Qualification and Corporate Power.........................................     7
         2B.2     Capitalization..........................................................................     8
         2B.3     Noncontravention........................................................................     9
         2B.4     Subsidiaries............................................................................     9
         2B.5     Financial Statements....................................................................     9
         2B.6     Absence of Certain Changes..............................................................    10
         2B.7     Undisclosed Liabilities.................................................................    10
         2B.8     Tax Matters.............................................................................    10
         2B.9     Assets..................................................................................    12
         2B.10    Owned Real Property.....................................................................    12
         2B.11    Real Property Leases....................................................................    12
         2B.12    Intellectual Property...................................................................    13
         2B.13    Contracts...............................................................................    16
         2B.14    Accounts Receivable.....................................................................    17
         2B.15    Powers of Attorney......................................................................    18
         2B.16    Insurance...............................................................................    18
         2B.17    Litigation..............................................................................    18

         2B.18    Employees...............................................................................    18
         2B.19    Employee Benefits.......................................................................    18
         2B.20    Legal Compliance........................................................................    19
         2B.21    Customers and Suppliers.................................................................    19
         2B.22    Permits.................................................................................    19
         2B.23    Certain Business Relationships With Affiliates..........................................    19
         2B.24    Broker's Fees...........................................................................    20
         2B.25    Books and Records.......................................................................    20
         2B.26    Disclosure..............................................................................    20

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE BUYER..................................................    20
         3.1      Organization, Qualification and Corporate Power.........................................    20
         3.2      Capitalization..........................................................................    21
         3.3      Authorization of Transaction............................................................    21
         3.4      Noncontravention........................................................................    21
         3.5      Reports and Financial Statements........................................................    22
         3.6      Absence of Material Adverse Change......................................................    22
         3.7      Litigation..............................................................................    22
         3.8      Brokers' Fees...........................................................................    23
         3.9      Disclosure..............................................................................    23

ARTICLE IV  COVENANTS.....................................................................................    23
         4.1      Closing Efforts.........................................................................    23
         4.2      Governmental and Third-Party Notices and Consents.......................................    23
         4.3      Operation and Business..................................................................    24
         4.4      Access to Information...................................................................    25
         4.5      Notice of Breaches......................................................................    26
         4.6      Exclusivity.............................................................................    27
         4.7      Expenses................................................................................    27

ARTICLE V  CONDITIONS TO CONSUMMATION OF TRANSACTION......................................................    27
         5.1      Conditions to Obligations of the Buyer..................................................    27
         5.2      Conditions to Obligations of the Company Stockholders...................................    29

ARTICLE VI  INDEMNIFICATION...............................................................................    30
         6.1      Indemnification by the Company Stockholders.............................................    30

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
         6.2      Indemnification by the Buyer............................................................    31
         6.3      Indemnification Claims..................................................................    31
         6.4      Survival of Representations and Warranties..............................................    34
         6.5      Limitations.............................................................................    34

ARTICLE VII  TERMINATION..................................................................................    35
         7.1      Termination of Agreement................................................................    35
         7.2      Effect of Termination...................................................................    36

ARTICLE VIII  DEFINITIONS.................................................................................    36

ARTICLE IX  MISCELLANEOUS.................................................................................    39
         9.1      Press Release and Announcements.........................................................    39
         9.2      No Third Party Beneficiaries............................................................    39
         9.3      Entire Agreement........................................................................    39
         9.4      Succession and Assignment...............................................................    39
         9.5      Counterparts and Facsimile Signature....................................................    39
         9.6      Headings................................................................................    39
         9.7      Notices.................................................................................    39
         9.8      Governing Law...........................................................................    40
         9.9      Amendments and Waivers..................................................................    40
         9.10     Severability............................................................................    41
         9.11     Construction............................................................................    41


EXHIBIT A                  Forms of Non-Competition and Non-Solicitation
                           Agreement, Invention and Non-Disclosure Agreement and
                           Employment Agreement

                            STOCK PURCHASE AGREEMENT

This Agreement is entered into as of December 13, 1999 by and among SilverStream Software, Inc., a Delaware corporation (the "Buyer"), ObjectEra, a California corporation (the "Company"), and the stockholders of the Company listed on
Schedule I attached hereto (individually, a "Company Stockholder" and collectively, the "Company Stockholders"). The Buyer, the Company and the Company Stockholders are referred to collectively herein as the "Parties."

                              PRELIMINARY STATEMENT

         1. The Company Stockholders collectively own all of the outstanding shares of the capital stock (collectively, the "Common Shares") of the Company, as set forth in more detail on Schedule I attached hereto.

         2. The Buyer desires to purchase from the Company Stockholders, and the Company Stockholders desire to sell to the Buyer, the Common Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I

                     PURCHASE AND SALE OF THE COMMON SHARES

         1.1 Purchase of the Common Shares from the Company Stockholders. Upon and subject to the terms and conditions of this Agreement, at the closing of the purchase and sale of the Common Shares contemplated by this Agreement (the "Closing"), each Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Company Stockholder, all of the Common Shares owned by such Company Stockholder.

         1.2 Purchase Price. The purchase price to be paid by the Buyer for the Common Shares shall be as follows (collectively the "Purchase Price"):

                  (a) At the Closing, the Buyer shall pay to the Company Stockholders the sum of $4,200,000, allocated among the Stockholders as set forth on Schedule I attached hereto;

                  (b) on February 1, 2000, the Buyer shall pay to Rohit Garg $3,900,000; and

                  (c) on each of (1) January 2, 2001, (2) January 2, 2002, (3)
the date that a commercially viable solution is available for JTS on the SilverStream Application Server, where the solution technology is mutually agreed upon by David Litwack and Rohit Garg as (A) new code or (B) code licensed by SilverStream from a third party, or a combination of (A) and (B) (provided such date is not later than December 1, 2005), and (4) the date that a commercially viable solution is available for JMS on the SilverStream Application Server, where the solution technology is mutually agreed upon by David Litwack and Rohit Garg as (A) new code or (B) code licensed by SilverStream from a third party, or a combination of (A) and (B) (provided such date is not later than December 1, 2005) the Buyer shall pay to Rohit Garg (i) $487,500 and (ii) a number of shares of Common Stock, $.001 par value per share, of the Buyer ("Buyer Common Stock") equal to $487,500 divided by the product of the average of the last reported sales prices per share of the Buyer Common Stock on the Nasdaq National Market over the 30 consecutive trading days ending on the trading day that is two trading days prior to the date of issuance (the "Average Price"); provided, however, in the event the Buyer, in its sole discretion, elects to fix a maximum number of shares of Buyer Common Stock to be issued pursuant to this clause (c)(ii) such maximum number shall not be less than 20,000, and, to the extent that the value of such number of shares of Buyer Common Stock actually issued (determined using the Average Price) is less than $487,500, an amount in cash equal to such difference shall be distributed to Rohit Garg; and provided, further, that no such payments or issuances shall be made on any such date pursuant to this clause (c) if Rohit Garg has breached the Invention and Non-Disclosure Agreement, Non-Competition and Non-Solicitation Agreement or Employment Agreement, each between Rohit Garg and the Buyer, and such breach remains uncured ten days after receipt of written notice from the Buyer of such breach. And further provided, such cash payments and issuance of shares that remain eligible for delivery to Rohit Garg pursuant to this Section 1.2(c) will be delivered promptly (x) in the event Rohit Garg is terminated without Cause (as defined below) and (y) in the event of a Change in Control (as defined below) of the Buyer.

                  (d) Fractional Shares. No certificates or scrip representing fractional Buyer Common Stock shall be issued to Rohit Garg, and he shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional shares that would have otherwise been issued to him. In lieu of any fractional shares that would have otherwise been issued, Rohit Garg shall receive such whole number of shares of Buyer Common Stock as is equal to the precise number of shares to which he would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to .5 rounded up to the nearest whole number).

                  (e) For purposes of this Agreement, the following terms shall have the following definitions:

                           (A) "Cause" for termination shall mean (a) Rohit
Garg's willful misconduct, embezzlement, fraud, or other criminal act involving moral turpitude, or (b) gross negligence in the performance of his duties to the Buyer, or (c) any material and intentional breach by Rohit Garg of any employment agreement, invention and non-disclosure agreement, non-competition agreement or similar agreement with the Buyer which breach remains uncured ten days after receipt of written notice of such breach.

                           (B) "Change in Control" shall be defined as (i) the
consummation of a merger, consolidation, reorganization, recapitalization or tender offer involving the Buyer, immediately following which the individuals and entities who were the beneficial owners of the Buyer Common Stock immediately prior to such transaction beneficially own, directly or indirectly, less than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, of the resulting or acquiring corporation in such transaction or (ii) a sale of substantially all of the business by sale of stock or assets.

         1.3 The Closing.

                  (a) The Closing shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 10:00 a.m., local time, on December 13, 1999, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any document to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the "Closing Date"). The closing of the purchase of all of the Common Shares from each of the Company Stockholders shall take place simultaneously.

                  (b) At the Closing:

                           (i) the Company Stockholders shall deliver to the
Buyer the various certificates, instruments and documents referred to in Section 5.1;

                           (ii) the Buyer shall deliver to the Stockholders the
various certificates, instruments and documents referred to in Section 5.2;

                           (iii) each Company Stockholder shall deliver to the
Buyer one or more certificates evidencing all of the Common Shares owned by such Company Stockholder, duly endorsed in blank or with stock powers duly executed by the Company Stockholder, with signature guaranteed;

                           (iv) the Buyer shall deliver to each Company
Stockholder (i) the portion of the Purchase Price set forth on Schedule I payable by cashier's or certified check or by wire transfer of immediately available funds to an account designated by such Company Stockholder;

                           (v) Rohit Garg shall execute and deliver:

                                    (A) an Employment Agreement in the form
attached hereto as Exhibit A;

                                    (B) a Non-Compete Agreement in the form
attached hereto as Exhibit A;

                                    (C) an Invention and Non-Disclosure
Agreement in the form attached hereto as Exhibit A; and

                           (vi) the Buyer and each Company Stockholder shall
execute and deliver a cross-receipt evidencing the purchase and sale of the Common Shares referred to above.

         1.4 Further Assurances. At any time and from time to time after the Closing, at the reasonable request of the Buyer and without further consideration, the Company Stockholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Common Shares, to put the Buyer through its ownership of the Common Shares in actual possession and operating control of the assets (including without limitation the original corporate minute books of the Company and all corporate seals), properties and business of the Company, and to carry out the purpose and intent of this Agreement.

                                   ARTICLE IIA

                         REPRESENTATIONS AND WARRANTIES
                           REGARDING THE COMMON SHARES

Each of the Company Stockholders severally represents and warrants to the Buyer as follows:

         2A.1 Ownership of Common Shares. Each Company Stockholder has good and marketable title, free and clear of any and all Security Interests (as defined below), to all of the Common Shares listed on Schedule I as being owned by him or her. Each Stockholder has the full right, power and authority to sell, transfer, convey, assign and deliver to the Buyer at the Closing the Common Shares owned by him or her and, upon consummation of the purchase and sale contemplated hereby, the Buyer will acquire from him or her good and marketable title to such Common Shares, free and clear of all Security Interests. For purposes of this Agreement: "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and "Ordinary Course of Business" means the ordinary course of the Company's business, consistent with past custom and practice (including with respect to frequency and amount).

         2A.2 Authority. Each Company Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly and validly executed and delivered by him or her, and constitutes a valid and binding obligation of him or her, enforceable against him or her in accordance with its terms.

         2A.3 Noncontravention. Neither the execution and delivery of this Agreement by such Company Stockholder, nor the consummation by him or her of the transactions contemplated hereby, will (i) conflict with, result in a breach of, constitute a default under, or require any notice, consent or waiver under, any agreement or instrument to which such Company Stockholder is a party or by which such Company Stockholder is bound, (ii) result in the imposition of any Security Interest upon the Common Shares owned by him or her, or (iii) violate any law, rule, regulation, order, writ, injunction or decree applicable to such Company Stockholder or to the Common Shares owned by such Company Stockholder.

         2A.4 Investment Representations.

                  (a) Rohit Garg is acquiring the Buyer Common Stock pursuant to this Agreement (the "Purchase Price Securities") for his own account for investment only, and not with a view to, or for sale in connection with, any distribution of such shares in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any rule or regulation under the Securities Act.

                  (b) Rohit Garg has had adequate opportunity to obtain from representatives of the Buyer such information, in addition to the representations set forth in the Agreement, as is necessary to evaluate the merits and risks of his acquisition of the Purchase Price Securities.

                  (c) Rohit Garg has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Purchase Price Securities and to make an informed investment decision with respect to such acquisition.

                  (d) Rohit Garg understands that the Purchase Price Securities have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; and that until such shares are so registered, the Purchase Price Securities cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

                  (e) Rohit Garg agrees and understands that a legend substantially in the following form may be placed on the certificate representing the Purchase Price Securities to be issued him:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

                  (f) Rohit Garg is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

                                   ARTICLE IIB

              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company and each of Rohit Garg, Nicole Moutoux and David Moutoux represent and warrant to the Buyer that the statements contained in this Article IIB are true and correct, except as set forth in the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II.

         2B.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of California. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Articles of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-laws. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company, taken as a whole.

         2B.2 Capitalization. The authorized capital stock of the Company consists of 1,000,000 Common Shares, of which, as of the date of this Agreement, 800,000 shares were issued and outstanding. Section 2B.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class or series of Common Shares held by each stockholder (ii) all outstanding options and warrants to purchase capital stock of the Company, indicating (A) the holder thereof, (B) the number of Common Shares subject to each option and warrant (C) the exercise price, date of grant, vesting schedule and expiration date for each option or warrant, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Common Shares are, and all Common Shares that may be issued upon exercise of options or warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the options and warrants listed in Section 2B.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including, without limitation, agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding Common Shares were issued in compliance with applicable federal and state securities laws.

         2B.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the transaction is fair and in the best interests of the Company and its stockholders, and (ii) adopted this Agreement in accordance with the provisions of the California General Corporation Law. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         2B.4 Noncontravention. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or
(ii) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

         2B.5 Subsidiaries. There are no corporations, partnerships, joint ventures or other entities in which the Company has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein.

         2B.6 Financial Statements. The Company has provided to the Buyer (a) the balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of and for each fiscal year since inception; and
(b) the unaudited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the nine months ended as of September 30, 1999 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements referred to in clause
(b) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

         2B.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (o) of Section 4.3.

         2B.8 Undisclosed Liabilities. The Company has no liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 2B.6 (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

         2B.9 Tax Matters.

                  (a) For purposes of this Agreement, the following terms shall have the following meanings:

                           (i) "Taxes" means all taxes, charges, fees, levies or
other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

                           (ii) "Tax Returns" means all reports, returns,
declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                  (b) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company is not nor has it ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

                  (c) The Company has delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since its inception. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                  (d) The Company: (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code;
(iii) has not made any payments, is not obligated to make any payments, or is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code; or (iv) has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

                  (e) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

                  (f) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

                  (g) No state or federal "net operating loss" of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

         2B.10 Assets. The Company owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear). No asset of the Company (tangible or intangible) is subject to any Security Interest.

         2B.11 Owned Real Property. The Company owns no real property.

         2B.12 Real Property Leases. There is no real property leased or subleased to or by the Company.

         2B.13 Intellectual Property.

                  (a) The Company owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, develop, market and distribute the products developed, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the "Customer Deliverables") or (ii) to operate the Company's internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems"; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Company immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken all commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2B.13(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2B.13(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company.

                  (b) To the knowledge of the Company, after due inquiry, none of the Customer Deliverables, or the development, marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the knowledge of the Company, after due inquiry, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity.
Section 2B.13(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

                  (c) Section 2B.13(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property.

                  (d) Section 2B.13(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

                  (e) The Company has not disclosed the source code for any of the software owned by the Company (the "Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Section 2B.13(e) of the Disclosure Schedule, and the Company has taken commercially reasonable measures to prevent disclosure of such source code.

                  (f) All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

                  (g) To the knowledge of the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

                  (h) All of the Customer Deliverables currently being developed, marketed, distributed or licensed by the Company or which were developed, marketed, distributed or licensed by the Company since January 1, 1997, and all Internal Systems, are Year 2000 Compliant. The Company is not aware of any failure to be Year 2000 Compliant of any third-party system that is material to the business or operations of the Company, including without limitation any system belonging to any of the Company's suppliers, service providers or customers.

                  (i) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

                           (i) will accurately receive, record, store, provide,
recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

                           (ii) will accurately perform all date-dependent
calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

                           (iii) will not malfunction, cease to function or
provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date;

in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by the Company correctly exchange date data with or provide data to such system or item.

         2B.14 Contracts.

                  (a) Section 2B.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

                           (i) any agreement (or group of related agreements)
for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than twelve (12) months;

                           (ii) any agreement (or group of related agreements)
for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year,
(B) which involves more than the sum of $20,000, or (C) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                           (iii) any agreement establishing a partnership or
joint venture;

                           (iv) any agreement (or group of related agreements)
under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                           (v) any agreement concerning confidentiality or
noncompetition;

                           (vi) any employment or consulting agreement;

                           (vii) any agreement involving any officer, director
or stockholder of the Company or any affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), thereof;

                           (viii) any agreement under which the consequences of
a default or termination would reasonably be expected to have a Company Material Adverse Effect;

                           (ix) any agreement which contains any provisions
requiring the Company or any Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

                           (x) any other agreement (or group of related
agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

                  (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2B.13 or Section 2B.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such contract.

         2B.15 Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

         2B.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         2B.17 Insurance. Section 2B.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid. The Company is in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

         2B.18 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or has been threatened in writing against the Company.

         2B.19 Employees. Section 2B.19 of the Disclosure Schedule contains a list of all employees of the Company, along with the position and the annual rate of compensation of each such person. Section 2B.19 of the Disclosure Schedule also lists for each such employee each agreement between the Company and such employee.

         2B.20 Employee Benefits. Section 2B.20 of the Disclosure Schedule lists all Employee Benefit Plans of the Company. "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         2B.21 Legal Compliance. The Company, and the conduct and operations of its business, is in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

         2B.22 Customers and Suppliers. Section 2B.22 of the Disclosure Schedule sets forth a list of (a) the largest ten (10) customers of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product to the Company.

         2B.23 Permits. Section 2B.23 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under environmental laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

         2B.24 Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Section 2B.24 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which have occurred or existed since the Company's inception.

         2B.25 Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         2B.26 Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

         2B.27 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company Stockholders or the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Buyer all material information relating to the business of the Company or any Subsidiary or the transactions contemplated by this Agreement.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Company as follows:

         3.1 Organization, Qualification and Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws. For purposes of this Agreement, "Buyer Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Buyer and its subsidiaries, taken as a whole.

         3.2 Capitalization. The authorized capital stock of the Buyer consists of (a) 100,000,000 shares of Buyer Common Stock, of which 17,519,808 shares were issued and outstanding as of the close of business on December 8, 1999, and (b) 2,000,000 shares of Preferred Stock, $.001 par value per share, of which no shares are issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the shares of Buyer Common Stock issued as part of the Purchase Price Securities will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

         3.3 Authorization of Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

         3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws and the Exchange Act, neither the execution and delivery by the Buyer of this Agreement, nor the consummation by the Buyer of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

         3.5 Reports and Financial Statements. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, as filed with the Securities and Exchange Commission (the "SEC"), and (b) all other reports filed by the Buyer under
Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since August 20, 1999 (such reports are collectively referred to herein as the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from September 30, 1999 through the date of this Agreement. The Buyer Reports complied in all material respects with the requirements of the Securities Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange
Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

         3.6 Absence of Material Adverse Change. Since September 30, 1999, there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

         3.7 Litigation. There is no Legal Proceeding which is pending or, to the Buyer's knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

         3.8 Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         3.9 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                                    COVENANTS

         4.1 Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the transaction are satisfied.

         4.2 Governmental and Third-Party Notices and Consents.

                  (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

                  (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2B.4 of the Disclosure Schedule.

         4.3 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not and the Company Stockholders shall cause the Company not to, without the written consent of the Buyer:

                  (a) issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options or Warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Options or Warrants;

                  (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                  (c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                  (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2B.20 or increase in any
manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2B.20 of the Disclosure Schedule);

                  (e) acquire, sell, lease, license or dispose of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

                  (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

                  (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

                  (h) amend its charter, by-laws or other organizational documents;

                  (i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                  (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

                  (k) make or commit to make any capital expenditure in excess of $5,000 per item or $25,000 in the aggregate;

                  (l) institute or settle any Legal Proceeding;

                  (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to this transaction set forth in Article V not being satisfied;

                  (n) agree in writing or otherwise to take any of the foregoing actions;

                  (o) make any Tax election or settle or compromise any material federal, state, local or foreign income Tax liability.

         4.5 Access to Information.

                  (a) The Company and the Company Stockholders shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

                  (b) The Buyer and the Company (i) shall treat and hold as confidential any Confidential Information (as defined below), (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the other party all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information of one party (the "Disclosing Party") that is furnished in writing to the other party (the "Receiving Party") in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Receiving Party,
(C) which the Receiving Party knew or to which the Receiving Party had access prior to disclosure or (D) which the Receiving Party rightfully obtains from a source other than the Disclosing Party.

         4.6 Notice of Breaches.

                  (a) From the date of this Agreement until the Closing, the Company and the Company Stockholders shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

                  (b) From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

         4.7 Exclusivity.

                  (a) The Company Stockholders and the Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

                  (b) The Company Stockholders and the Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

         4.8 Expenses. Except as set forth in Article VI, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, should the Closing occur, the Company shall not incur more than an aggregate of $25,000 in legal fees and expenses in connection with the transaction.

                                    ARTICLE V

                    CONDITIONS TO CONSUMMATION OF TRANSACTION

         5.1 Conditions to Obligations of the Buyer. The obligation of each of the Buyer to consummate the purchase of the Common Shares is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

                  (a) the Company shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company;

                  (b) the representations and warranties of the Company Stockholders and the Company set forth in the first sentence of Section 2B.1 (Organization, Qualification and Corporate Power) and in Section 2B.3 (Authorization of Transaction) and any representations and warranties of the Company Stockholders and the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company Stockholders and the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

                  (c) the Company Stockholders and the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                  (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (e) the Company Stockholders and the Company shall have delivered to the Buyer a certificate (the "Company Certificate") to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Company) of this Section
5.2 is satisfied in all respects;

                  (f) the Buyer shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                  (g) Rohit Garg shall have entered into a Non-Competition and Non-Solicitation Agreement, Invention and Non-Disclosure Agreement and Employment Agreement substantially in the forms set forth on Exhibit A hereto.

         5.2 Conditions to Obligations of the Company and the Company Stockholders. The obligation of the Company Stockholders and the Company to consummate the transaction is subject to the satisfaction of the following additional conditions:

                  (a) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer, except for any which if not obtained or effected would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

                  (b) the representations and warranties of the Buyer set forth in the first sentence of Section 3.1 (Organization, Qualification and Corporate Power) and Section 3.3 (Authorization of Transaction) and any representations and warranties of the Buyer set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Buyer set forth in this Agreement that are not so qualified (other than those set forth in Section 3.1 and Section 3.3) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

                  (c) the Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

                  (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions
contemplated by this Agreement to be rescinded following consummation or (iii) have a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

                  (e) the Buyer shall have delivered to the Company a certificate (the "Buyer Certificate") to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Buyer) of this Section 5.2 is satisfied in all respects;

                  (f) the Company shall have received such other certificates and instruments (including without limitation certificates of good standing of the Buyer in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI

                                 INDEMNIFICATION

         6.1 Indemnification by the Company Stockholders. Rohit Garg (the "Indemnifying Stockholder") shall indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Company or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

                  (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company Stockholders or the Company contained in this Agreement or the Company Certificate;

                  (b) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Common Shares issued in the name of such Company Stockholder, free and clear of all Security Interests; or

                  (c) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

         6.2 Indemnification by the Buyer. The Buyer shall indemnify the Indemnifying Stockholder in respect of, and hold him harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholder resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer contained in this Agreement or the Buyer Certificate.

         6.3 Indemnification Claims.

                  (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

                  (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages.

                  (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer); (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a "Dispute").

                  (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this
Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party.

                  (e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such

Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and
(iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

         6.4 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Company Certificate or the Buyer Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the date two years following the Closing Date, except that (i) the representations and warranties set forth in Sections 2A.1, 2B.1, 2B.2, 2B.3, 3.1, 3.2 and 3.3 (and the portion of the Company Certificate or the Buyer Certificate relating thereto) shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2B.9 and 2B.20 (and the portion of the Company Certificate relating thereto) shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

         6.5 Limitations.

                  (a) Notwithstanding anything to the contrary herein, (i) except with respect to claims based on fraud, the aggregate liability of the Indemnifying Stockholder, on the one hand, and the Buyer, on the other hand, for Damages under this Article VI shall not exceed $3,000,000, and (ii) neither the Indemnifying Stockholder nor the Buyer shall be liable under this Article VI unless and until the aggregate Damages for which it would otherwise be liable exceed $100,000 (at which point the Indemnifying Stockholder and the Buyer shall become liable for the aggregate Damages, and not just amounts in excess of $100,000); provided that the limitation set forth in clause (ii) above shall not apply to (A) a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2B.1, 2B.2, 2B.3 or 2B.9 (or the portion of the Company Certificate relating thereto) or to a breach of the covenants set forth in Sections 4.7 or 4.8 or (B) a claim pursuant to
Section 6.2 relating to a breach of the representations and warranties set forth in Sections 3.1, 3.2 or 3.3 (or the portion of the Buyer Certificate relating thereto). For purposes solely of this Article VI, the representations and warranties of the Company and the Company Stockholders in Sections 2B.4, 2B.9, 2B.13, 2B.14 and 2B.21 and the representations and warranties of the Buyer in
Section 3.4 shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" and "Buyer Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

                  (b) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

                  (c) No Indemnifying Stockholder shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

                                   ARTICLE VII

                                   TERMINATION

         7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

                  (a) the Parties may terminate this Agreement by mutual written consent;

                  (b) the Buyer may terminate this Agreement by giving written notice to the Company and the Company Stockholders in the event the Company or the Company Stockholders are in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach,

(i) would cause the conditions set forth in clauses (b) or (c) of Section 5.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

                  (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

                  (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before December 31, 1999 by reason of the failure of any condition precedent under
Section 5.1 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement);

                  (e) the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before December 31, 1999 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement);

         7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations, except obligations pursuant to Section 4.5(b), of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement).

                                  ARTICLE VIII

                                   DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

         Defined Term                                            Section
         ------------                                            -------
         ADR Procedure                                           6.3(d)
         ADR Service                                             6.3(d)
         Affiliate                                               2B.14(a)(vii)
         Agreed Amount                                           6.3(c)
         Average Price                                           1.6(a)(ii)
         Buyer                                                   Introduction
         Buyer Certificate                                       5.3(e)
         Buyer Common Stock                                      1.6(a)(ii)
         Buyer Material Adverse Effect                           3.1
         Buyer Reports                                           3.5
         Certificates                                            1.7
         Claim Notice                                            6.3(b)
         Claimed Amount                                          6.3(b)
         Closing                                                 1.1
         Code                                                    2B.9(d)
         Common Shares                                           1.6(a)
         Company                                                 Introduction
         Company Certificate                                     5.2(e)
         Company Intellectual Property                           2B.13(a)
         Company Material Adverse Effect                         2B.1
         Common Shares                                           1.6(f)
         Company Shareholders Meeting                            2B.27
         Company Stockholders                                    1.4(f)
         Confidential Information                                4.5(b)
         Controlling Party                                       6.3(a)
         Customer Deliverables                                   2B.13(a)
         Damages                                                 6.3(a)
         Disclosing Party                                        4.5(b)
         Disclosure Schedule                                     Article II
         Dispute                                                 6.3(c)
         Employee Benefit Plan                                   2B.20
         ERISA                                                   2B.20
         Exchange Act                                            2.14(a)(vii)
         Expected Claim Notice                                   6.4

         Financial Statements                                    2B.6
         GAAP                                                    2B.6
         Governmental Entity                                     2B.4
         Indemnified Party                                       6.3(a)
         Indemnifying Party                                      6.3(a)
         Indemnifying Stockholder                                6.1
         Intellectual Property                                   2B.13(a)
         Internal Systems                                        2B.13(a)
         Legal Proceeding                                        2.18
         Most Recent Balance Sheet                               2B.8
         Most Recent Balance Sheet Date                          2B.6
         Non-controlling Party                                   6.3(a)
         Ordinary Course of Business                             2B.4
         Parties                                                 Introduction
         Permits                                                 2B.23
         Purchase Price                                          1.2
         Purchase Price Securities                               2A.4
         Reasonable Best Efforts                                 4.1
         Receiving Party                                         4.5(b)
         Response                                                6.3(c)
         SEC                                                     3.5
         Securities Act                                          2A.4(a)
         Security Interest                                       2A.1
         Software                                                2B.13(e)
         Tax Returns                                             2B.9(a)(ii)
         Taxes                                                   2B.9(a)(i)
         Year 2000 Compliant                                     2B.13(i)


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case Buyer shall use reasonable efforts to advise the Company and provide it with a copy of the proposed disclosure prior to making the disclosure).

         9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

         9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

         9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

         9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

         9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

                 If to the Company or the
                 Company Stockholders:            Copy to:

                 Rohit Garg                       Ritchey Fisher Whitman & Klein

                 430 Navaro Place                 1717 Embarcadero Road
                 Suite 115                        Palo Alto, CA 94303
                 San Jose, CA 95134               Attn: Lawrence A. Klein, Esq.

                 If to the Buyer:                 Copy to:

                 SilverStream Software, Inc.      Hale and Dorr LLP
                 One Burlington Woods, Suite 200  60 State Street
                 Burlington, MA 01803             Boston, MA 02109
                 Attn: Chief Financial Officer    Attn: John H. Chory, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

         9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

         9.11 Construction.

                  (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

                  (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                   SILVERSTREAM SOFTWARE, INC.


                                   By: /s/ Craig Dynes
                                      --------------------------------

                                   Title:
                                         -----------------------------


                                   COMPANY STOCKHOLDERS


                                   /s/ Rohit Garg
                                   -----------------------------------
                                   Rohit Garg


                                   /s/ Nicole Moutoux
                                   -----------------------------------
                                   Nicole Moutoux


                                   /s/ David Moutoux
                                   -----------------------------------
                                   David Moutoux

                                   Schedule I

                         Cash Purchase Price        Shares of Common Stock Owned
                         -------------------        ----------------------------
Rohit Garg               $3,900,000                                 780,000

Nicole Moutoux           $  150,000                                  10,000

David Moutoux            $  150,000                                  10,000
                         ----------                                 -------

                         $4,200,000                                 800,000




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